Exhibit 99.2

The Coretec Group Releases March 2024 Shareholder Call Transcript and Webcast Recording

The Coretec Group and Core Optics leadership reviewed their pending transaction and detailed the various market opportunities for existing products as well as Endurion

ANN ARBOR, MI / GLOBE NEWSWIRE / MARCH 20, 2024 – The Coretec Group (OTCQB: CRTG), developers of silicon anode active materials for lithium-ion batteries and cyclohexasilane (CHS) for electric vehicles (EVs), cleantech, and emerging tech applications today released the transcript and webcast recording from its March 14, 2024 shareholder update on the Company’s Investor Relations Website.

During the call, The Coretec Group’s Chief Executive Officer, Matthew Kappers, and Chief Operations and Financial Officer, Matthew Hoffman spoke alongside Core Optics, LLC’s Chief Executive Officer, Dr. Seonkee Kim. The group discussed the synergistic alignment resulting from the future combination of the two companies, and how they seek to build upon Core Optics' existing and growing revenue by leveraging its customer base and marketing Endurion.

Major topics covered include:

●

Beneficial market overlap, as Core Optics’ revenue-producing and profitable compact camera modules (CCMs) business line is used in key applications that intersect with Endurion's target market, including automotive, eVTOL (including drone), and consumer electronics markets.

●

Key customer interests, as The Coretec Group’s and Core Optics’ target market is the major automotive companies. Both operations will benefit by sharing existing automotive customers as well as consumer electronics and eVTOL industry players.

●	Using its CCM testing technology, Core Optics is developing battery testing equipment, which could accelerate Coretec’s commercialization of Endurion.
●

A shared interest in the photonics industry. The development of The Coretec Group’s CSpace technology could see critical advancements through the utilization of Core Optics’ dedicated research and development group that continuously works to improve its photonics offerings.

Further, Core Optics’ financial statements are currently being audited. The Company cannot publish financial information until the audit is complete and plans to do so when appropriate.

Dr. Kim, who will assume Matt Kappers’ role as CEO of The Coretec Group, announced the new members of the Company’s Board of Directors, which includes current CFO/COO Matt Hoffman along with Minh Le, Birge Watkins, David Lee, and Roberto Kim. The strength of this Board is its diversity among technological expertise, international trade know-how, and policy - all of which will drive the Company, its product line, and revenue forward. Kappers will remain with the Company as an Advisor.

The call concluded with Hoffman providing an overview of the progress of the Endurion program and the status of its ongoing partnerships and commercial activity in the military, EV, and aerospace markets.

Those who are interested in receiving the latest Company updates are encouraged to sign up for notifications on Coretec’s Investor Relations Website and follow the Company’s LinkedIn and X profiles.

About The Coretec Group

The Coretec Group, Inc. is an Ann Arbor, Michigan-based developer of engineered silicon and is using its expertise to develop silicon anodes for lithium-ion batteries that will charge faster and last longer. This program is called Endurion. Silicon has the theoretical ability to hold up to 10x the amount of lithium-ions as compared to traditional graphite. Through its proprietary micron and nanoparticle approach, Endurion is loading silicon into the battery anode. A modest increase in silicon will be a game changer that will revolutionize the EV market as well as other energy storage applications.

Additionally, the Company is using its engineered silicon to develop a portfolio of other energy-focused products, including solid-state lighting (LEDs), semiconductors, and printable electronics. Coretec continues to develop CSpace, its 3D volumetric display technology with a wide array of applications including medical imaging, automotive, and others.

For more information, please visit thecoretecgroup.com.

About Core Optics

Core Optics LLC, a Virginia limited liability company, runs its operations through its Korean subsidiary, Core Optics Co., Ltd. Core Optics Co., Ltd. was established in 2023 after acquiring a compact camera module testing equipment product line. It is renowned for its involvement in a high-value enterprise centered around the production and distribution of inspection equipment tailored for compact camera modules (CCM) used in smartphones and automobiles.

For more information, please visit https://www.coreoptics.us/.

Follow The Coretec Group on

X – @CoretecGroupInc

LinkedIn – www.linkedin.com/company/24789881

YouTube – www.youtube.com/channel/UC1IA9C6PoPd1G4M7B9QiZPQ/featured

Forward-Looking Statements

The statements in this press release that relate to The Coretec Group’s expectations with regard to the future impact on the Company’s results from operations are forward-looking statements and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the Company’s actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

Corporate Contact:

The Coretec Group, Inc.
Lindsay McCarthy
info@thecoretecgroup.com
+1 (866) 916-0833

Media Contact:

Spencer Herrmann
FischTank PR
coretec@fischtankpr.com
+1 (518) 669-6818